                                                   Amendment #1
                                                      to the
                                                     AUTOMATIC
                                    YEARLY RENEWABLE TERM REINSURANCE AGREEMENT

                                            EFFECTIVE December 15, 2003

                                                      Between
                                           PRUCO LIFE INSURANCE COMPANY

                                                   (THE COMPANY)
                                                        And
                                              SCOTTISH RE (U.S.), INC.
                                                  (THE REINSURER)

The parties hereby agree to the following:

1.       SCHEDULE A, Section 2, AUTOMATIC PORTION REINSURED, shall be replaced by the following:

         US/Canadian Residents

         For policy risk  amounts  where the M Life  Insurance  Company  has  capacity to retain a 10% share of the mortality  risk under the Modco  Agreement  described in the Preamble,  THE REINSURER  will  automatically reinsure  under this  Agreement an amount  equal to 26.66%  times 50% of the policy risk amount.  Once the
         M Life  Insurance  Company has reached its retention  limit,  THE REINSURER  will  automatically  reinsure under this  Agreement  an amount equal to 33.32%  times 50% of the policy risk  amount.  M Life  Insurance
         Company's  retention  limit is $1 million per life. The portion  reinsured  with THE REINSURER  under this
         Agreement (26.66% or 33.32%) is known as the YRT Percentage.

         For policy risk amounts where the M Life  Insurance  Company has capacity,  THE COMPANY will also reinsure under one or more Other YRT Agreements with THIRD-PARTY  REINSURERS  amounts up to 53.34% times 50% of the policy  risk  amount.  For policy  risk  amounts  where the M Life  Insurance  Company  has  exceeded  its retention  limit,  THE COMPANY  will  reinsure  under one or more Other YRT  Agreements  with  THIRD-PARTY
         REINSURERS  amounts up to 66.68% times 50% of the policy risk  amount.  The total policy risk amount to be reinsured  through this Agreement and all Other YRT  Agreements  will not exceed 50% of the First Layer of
         Coverage amounts shown in Schedule A, Section 5.

              Example 1 - (M Life has full capacity of $1 million available) - If the policy risk amount is $10 million, the M Life Insurance Company will retain $1 million (i.e., 10% times $10 million) under the Modco Agreement and THE REINSURER will reinsure $1.333 million (i.e., 26.66% times 50% times
              $10 million) under this Agreement.

              Example 2 - (M Life has capacity of $200,000 available) - If the policy risk amount is $10 million, the M Life Insurance Company will retain $200,000 (i.e., 10% of the first $2 million) under the
              Modco Agreement and THE REINSURER will reinsure $1,599,400 (i.e., 26.66% times 50% of the first $2 million plus 33.32% times 50% of the policy risk amount in excess of $2 million) under this
              Agreement.

              Example 3 - (M Life has no capacity) - If the policy risk amount is $10 million, THE REINSURER will reinsure $1.666 million (i.e., 33.32% times 50% of the policy risk amount) under this Agreement.

2.       SCHEDULE B, Section 6, NET AMOUNT AT RISK, shall be replaced by the following:

         The policy net amount at risk is equal to the excess of the death benefit over the contract fund.  The portion of the net amount at risk reinsured under this Agreement is equal to the product of the YRT
         Percentage times 50% of the policy net amount at risk.

         Changes in the net amount at risk can result from increases, as well as decreases in the face amount.
         These changes can also result from changes in the contract fund, i.e., changes due to unit value fluctuations, the assessment of contract fees and charges, the crediting of interest and the addition or withdrawal of funds.  Changes in the net amount at risk can also result from changes in the death benefit needed to meet the definition of life insurance once a policy enters the "corridor."

         Changes in the reinsured portion of the net amount at risk will depend on whether the retention limit of
         M Life Insurance Company has been reached.  These changes will operate as follows:

a.       Increase in Policy Net Amount at Risk - (Assumes M Life Insurance Company has capacity to retain its 10%
                share up to its retention limit) - An amount equal to the YRT Percentage, as defined in Schedule
                A, times 50% of the new policy net amount at risk will be reinsured under this Agreement.  In addition, an amount equal to X% times 50% of the new policy net amount at risk will be reinsured under one or more Other YRT Agreements with THIRD-PARTY REINSURERS, where X is derived as follows:

1.       For the portion of the policy whereby M Life Insurance Company can retain its 10% share up to its retention limit, X% is equal to 80% minus the YRT Percentage.

2.       For the portion of the policy whereby M Life Insurance Company has exceeded its retention limit, X% is equal to 100% minus the YRT Percentage.

                  Example 1 - The policy amount is $1 million, the contract fund is $400,000 and the net amount at risk is $600,000.  With respect to 50% of the policy risk amount addressed by this
                  Agreement,  $60,000 is reinsured with M Life Insurance Company under the Modco Agreement as described in the Preamble, $79,980 i.e., ($600,000 x 26.66% x 50%) is reinsured under this
                  Agreement, and $160,020 i.e., ($600,000 x (80% - 26.66%) x 50%) is reinsured under one or more
                  Other YRT Agreements with THIRD-PARTY REINSURERS.  With respect to the remaining 50% of the policy risk amount, $60,000 is retained by THE COMPANY and $240,000 is ceded to the THIRD-PARTY
                  REINSURERS.

                  There is no other insurance retained by M Life Insurance Company on the same insured.  If the face amount is increased to $2 million, the net amount at risk is increased to $1.6 million.
                  In this instance, with respect to 50% of the policy risk amount addressed by this Agreement,
                  $160,000 is reinsured with M Life Insurance Company under the Modco Agreement as described in the Preamble, $213,280 i.e., ($1.6 million x 26.66% x 50%) is reinsured under this Agreement, and  $426,720 i.e., ($1.6 million x (80% - 26.66%) x 50%) is reinsured under one or more Other
                  YRT Agreements with THIRD-PARTY REINSURERS.  With respect to the remaining 50% of the policy risk amount, $160,000 is retained by THE COMPANY and $640,000 is ceded to the THIRD-PARTY
                  REINSURERS.

                  Example 2 - The policy amount is $35 million, the contract fund is $5 million and the net amount at risk is $30 million.  With respect to 50% of the policy risk amount addressed by this
                  Agreement,  $1 million is reinsured with M Life Insurance Company under the Modco Agreement as described in the Preamble, $4,665,000 i.e., [($10 million x  26.66% x 50%) + ($20 million x
                  33.32% x 50%)] is reinsured under this Agreement, and $9,335,000 i.e., [($10 million x (80% -
                  26.66%) x 50%) + ($20 million x (100% - 33.32%) x 50%)] is reinsured under one or more Other
                  YRT Agreements with THIRD-PARTY REINSURERS.  With respect to the remaining 50% of the policy risk amount, $3,000,000 is retained by THE COMPANY and $12,000,000 is ceded to the THIRD-PARTY
                  REINSURERS.

                  If the face amount is increased to $40 million, the net amount at risk is increased to $35 million.  In this instance, with respect to 50% of the policy risk amount addressed by this
                  Agreement,  $1 million is reinsured with M Life Insurance Company under the Modco Agreement as described in the Preamble, $5,498,000 i.e., [($10 million x 26.66% x 50%) + ($25 million x
                  33.32% x 50%)] is reinsured under this Agreement, and  $11,002,000 i.e., [($10 million x (80% -
                  26.66%) x 50%) + ($25 million x (100% - 33.32%) x 50%)] is reinsured under one or more Other
                  YRT Agreements with THIRD-PARTY REINSURERS.  With respect to the remaining 50% of the policy risk amount, $3,500,000 is retained by THE COMPANY and $14,000,000 is ceded to the THIRD-PARTY
                  REINSURERS.

                  Example 3 - The policy amount is $10.5 million, the contract fund is $500,000  and the net amount at risk is $10 million.  With respect to 50% of the policy risk amount addressed by this
                  Agreement,  $1 million is reinsured with M Life Insurance Company under the Modco Agreement as described in the Preamble, $1,333,000 i.e., ($10 million x 26.66%) x 50%) is reinsured under this Agreement, and $2,667,000 i.e., ($10 million x (80% - 26.66%) x 50%) is reinsured under one or more Other YRT Agreements with THIRD-PARTY REINSURERS.  With respect to the remaining
                  50% of the policy risk amount, $1 million is retained by THE COMPANY and $4 million is ceded to the THIRD-PARTY REINSURERS.

                  There is no other  insurance  retained by M Life  Insurance  Company on the same insured.  If the face amount is increased to $11  million,  the net amount at risk is increased to $10.5  million.
                  In this instance,  with respect to 50% of the policy risk amount addressed by this Agreement,  $1 million is reinsured  with M Life  Insurance  Company  under the Modco  Agreement as described in the  Preamble,  $1,416,300  i.e.,  [($10  million x 26.66% x 50%) + ($500,000 x 33.32% x 50%)] is reinsured  under this  Agreement,  and $2,833,700  i.e.,  [($10 million x (80% - 26.66%) x 50%) +
                  ($500,000  x (100% - 33.32%) x 50%)] is  reinsured  under one or more Other YRT  Agreements  with
                  THIRD-PARTY  REINSURERS.   With  respect  to  the  remaining  50%  of  the  policy  risk  amount,
                  $1,050,000 is retained by THE COMPANY and $4,200,000 is ceded to the THIRD-PARTY REINSURERS.

b.       Decrease in Policy Net Amount at Risk - (Assumes M Life Insurance Company has capacity to retain its 10%
                  share up to its retention limit) - An amount equal to the YRT Percentage, as defined in
                  Schedule A, times 50% of the new policy net amount at risk will be reinsured under this
                  Agreement.  In addition, an amount equal to X% times 50% of the new policy net amount at risk will be reinsured under one or more Other YRT Agreements with THIRD-PARTY REINSURERS, where X is derived as defined in Section 6a above.

                  Example 4 - The policy amount is $2 million, the contract fund is $400,000 and the net amount at risk is $1.6 million.  With respect to 50% of the policy risk amount addressed by this
                  Agreement,  $160,000 is reinsured with M Life Insurance Company under the Modco Agreement as described in the Preamble, $213,280 i.e., ($1.6 million x 26.66% x 50%) is reinsured under this
                  Agreement, and $426,720 i.e., ($1.6 million x (80% - 26.66%) x 50%) is reinsured under one or more Other YRT Agreements with THIRD-PARTY REINSURERS.  With respect to the remaining 50% of the policy risk amount, $160,000 is retained by THE COMPANY and $640,000 is ceded to the
                  THIRD-PARTY REINSURERS.

                  If the face amount is decreased to $1 million, the net amount at risk is decreased to
                  $600,000.  In this instance, with respect to 50% of the policy risk amount addressed by this
                  Agreement, $60,000 is reinsured with M Life Insurance Company under the Modco Agreement, as described in the Preamble, $79,980 i.e., ($600,000 x 26.66% x 50%)  is reinsured under this
                  Agreement, and  $160,020 i.e., ($600,000 x (80% - 26.66%) x 50%) is reinsured under one or more
                  Other YRT Agreements with THIRD-PARTY REINSURERS.  With respect to the remaining 50% of the policy risk amount, $60,000 is retained by THE COMPANY and $240,000 is ceded to the THIRD-PARTY
                  REINSURERS.

                  Example 5 - The policy amount is $40 million, the contract fund is $5 million and the net amount at risk is $35 million.  With respect to 50% of the policy risk amount addressed by this
                  Agreement,  $1 million is reinsured with M Life Insurance Company under the Modco Agreement as described in the Preamble, $5,498,000 i.e., [($10 million x 26.66% x 50%) + ($25 million x
                  33.32% x 50%)] is reinsured under this Agreement, and $11,002,000 i.e., [($10 million x (80% -
                  26.66%) x 50%) + ($25 million x (100% - 33.32%) x 50%)] is reinsured under one or more Other
                  YRT Agreements with THIRD-PARTY REINSURERS.  With respect to the remaining 50% of the policy risk amount, $3,500,000 is retained by THE COMPANY and $14,000,000 is ceded to the THIRD-PARTY
                  REINSURERS.

                  If the face amount is decreased to $35 million, the net amount at risk is decreased to $30 million.  In this instance, with respect to 50% of the policy risk amount addressed by this
                  Agreement, $1 million is reinsured with M Life Insurance Company under the Modco Agreement as described in the Preamble, $4,665,000 i.e., [($10 million x  26.66% x 50%) + ($20 million x
                  33.32% x 50%)] is reinsured under this Agreement, and  $9,335,000 i.e., [($10 million x (80% -
                  26.66%) x 50%) + ($20 million x (100% - 33.32%) x 50%)] is reinsured under one or more Other
                  YRT Agreements with THIRD-PARTY REINSURERS.  With respect to the remaining 50% of the policy risk amount, $3,000,000 is retained by THE COMPANY and $12,000,000 is ceded to the THIRD-PARTY
                  REINSURERS.

                  Example 6 - The policy amount is $11 million, the contract fund is $500,000 and the net amount at risk is $10.5 million.  With respect to 50% of the policy risk amount,
                  $1 million is reinsured with M Life Insurance Company under the Modco Agreement as described in the Preamble, $1,416,300 i.e., [($10 million x 26.66% x 50%) + ($500,000 x 33.32% x 50%)] is reinsured under this Agreement, and $2,833,700 i.e., [($10 million x (80% - 26.66%) x 50%) +
                  ($500,000 x (100% - 33.32%) x 50%)] is reinsured under one or more Other YRT Agreements with
                  THIRD-PARTY REINSURERS.  With respect to the remaining 50% of the policy risk amount,
                  $1,050,000 is retained by THE COMPANY and $4,200,000 is ceded to the THIRD-PARTY REINSURERS.

                  If the face amount is decreased to $10.5 million, the net amount at risk is decreased to $10 million.  In this instance, with respect to 50% of the policy risk amount, $1 million is reinsured with M Life Insurance Company under the Modco Agreement as described in the Preamble,
                  $1,333,000 i.e., ($10 million x 26.66% x 50%) is reinsured under this Agreement, and
                  $2,667,000 i.e., ($10 million x (80% - 26.66%)x 50%) is reinsured under one or more Other YRT
                  Agreements with THIRD-PARTY REINSURERS.  With respect to the remaining 50% of the policy risk amount, $1 million is retained by THE COMPANY and $4 million is ceded to the THIRD-PARTY
                  REINSURERS.

c.       Termination of a non-MPVUL Policy which Results in Additional Capacity at M Life Insurance Company - The
                  portion of the policy net amount at risk reinsured under this Agreement will be decreased by the amount of additional capacity at the M Life Insurance Company made available by the termination of the non-MPVUL policy.

                  Example 7 - The policy amount is $2 million, the contract fund is $400,000 and the net amount at risk is $1.6 million.  With respect to 50% of the policy risk amount, $0 is reinsured with M
                  Life Insurance Company under the Modco Agreement as described in the Preamble (because the M
                  Life Insurance Company retention limit was reached entirely as a result of a non-MPVUL policy),
                  $266,560 i.e.,  ($1.6 million x 33.32% x 50%) is reinsured under this Agreement, and $533,440
                  i.e., ($1.6 million x (100% - 33.32%) x 50%) is reinsured under one or more Other YRT
                  Agreements with THIRD-PARTY REINSURERS.  With respect to the remaining 50% of the policy risk amount, $160,000 is retained by THE COMPANY and $640,000 is ceded to the THIRD-PARTY REINSURERS.

                   If the non-MPVUL policy is terminated, thereby making available an additional 10% capacity at the M Life Insurance Company, then that capacity will be utilized for the $2 million MPVUL policy.  In that instance, the policy amount is $2 million, the contract fund is $400,000 and the net amount at risk is $1.6 million.  With respect to 50% of the policy risk amount $160,000 is reinsured with the M Life Insurance Company under the Modco Agreement as described in the
                  Preamble,  $213,280 i.e., ($1.6 million x 26.66% x 50%) is reinsured under this Agreement and
                  $426,720 i.e., ($1.6 million x (80% - 26.66%) x 50%) is reinsured under one or more Other YRT
                  Agreements with THIRD-PARTY REINSURERS.  With respect to the remaining 50% of the policy risk amount, $160,000 is retained by THE COMPANY and $640,000 is ceded to the THIRD-PARTY REINSURERS.

In witness of the above, THE COMPANY and THE REINSURER have by their respective officers executed and delivered this Agreement in duplicate on the dates indicated below, with an effective date of January 1, 2006 .

------------------------------------------------------------ -------------------------------------------------------

PRUCO LIFE INSURANCE COMPANY                                  SCOTTISH RE (U.S.) INC.

By:________________________________                          By:______________________________

Title:_______________________________                        Title:_____________________________

Date:_______________________________                         Date:_____________________________

By:________________________________                         By:______________________________

Title:_______________________________                       Title:_____________________________

Date:_______________________________                        Date:_____________________________
----------------------------------------------------------- --------------------------------------------------------

                                                    Amendment #2
                                                      to the
                                                     AUTOMATIC
                                    YEARLY RENEWABLE TERM REINSURANCE AGREEMENT

                                            EFFECTIVE December 15, 2003
                                                      Between
                                           PRUCO LIFE INSURANCE COMPANY
                                                   (THE COMPANY)
                                                        And
                                             SCOTTISH RE (U.S.), INC.
                                                  (THE REINSURER)

The parties hereby agree to the following:

1.       Section 18, CLAIMS, shall be replaced by the following:

a.        NOTIFICATION  OF CLAIMS.  THE COMPANY will notify THE REINSURER as soon as reasonably  possible after THE
              COMPANY receives a claim for a policy reinsured under this Agreement.  In addition,  THE COMPANY will
              provide  THE  REINSURER  with   identification   of  contestable   claims  along  with  the  relevant
              documentation,  including but not limited to, claim proofs,  for all claims incurred within the first two  policy  years and on  incontestable  policies  where THE  REINSURER's  net  amount at risk is in excess of $25,000.

              After THE COMPANY has received  all proper  claim proofs and paid the claim,  THE COMPANY will notify
              THE  REINSURER  that a claim is due under this  Agreement.  THE COMPANY will send to THE REINSURER an itemized  statement  of  amounts  due THE  COMPANY  under  this  Agreement  along  with all  relevant information  with respect to the claim,  including  the claim proofs not already  provided.  However, for incontestable  claims,  claim proofs will not be required by THE REINSURER if THE REINSURER's net amount at risk is less than or equal to $25,000 and THE  COMPANY  has paid the claim.  In such cases,
              THE COMPANY will provide THE REINSURER with the cause of death.

b.       AMOUNT AND PAYMENT OF BENEFITS As soon as THE  REINSURER  receives  proper  claim  notice and any required proof of the claim,  reinsurance  benefits  are due and  payable to THE  COMPANY.  THE  REINSURER  is bound by THE  COMPANY's  decisions  regarding  settlement  of all claims.  Payment of the benefits by
              THE  REINSURER  will be made in a single sum,  regardless of THE COMPANY's  settlement  options.  The maximum  benefit  payable to THE  COMPANY  under  each  reinsured  policy is the amount  specifically reinsured with THE REINSURER.  In the event that THE REINSURER has not paid  reinsurance  benefits to
              THE COMPANY within sixty days of the due date,  THE COMPANY may charge  interest on the amount due at an interest  rate equal to the London  Interbank  Offer Rate,  U.S.  denomination-Fixed  Three-month,
              (LIBOR),  as of when the payment was due. In  addition,  in the event that  reinsurance  benefits are sixty days past due, THE COMPANY may recapture the reinsurance as described in Section 21.

c.       LIVING  NEEDS  BENEFITS.  Living  Needs  Benefit  claims will be  administered  in the same way as a death claim and Living Needs Benefit  claims,  both full and partial,  will be  specifically  identified as such on the lists of claims paid.

d.       CLAIM  SETTLEMENTS.  THE  REINSURER  agrees that THE COMPANY will use its  standard  claim  practices  and guidelines,  as updated from time to time, in the  adjudication  of all claims on policies  reinsured under  this  Agreement.  THE  REINSURER  has the right to  inspect,  at the  COMPANY's  offices,  the
              COMPANY's  written  claims  practices  and  guidelines.  Once THE  REINSURER  has been  notified of a contstable claim in accordance with subsection a. of this 'CLAIMS'  section,  THE REINSURER will have two  business  days to review the  information  and offer its advice to THE COMPANY as to whether the claim  should be paid or denied.  If there is a  disagreement  between THE COMPANY and THE  REINSURER as to whether THE COMPANY  should pay or deny the claim,  THE COMPANY will make a  reasonable  effort to secure mutual  agreement  between the parties.  Any advice  offered by THE  REINSURER  will not be binding on THE COMPANY.

              THE  COMPANY  will  advise THE  REINSURER  of any  intention  to contest a claim  involving  a policy reinsured  hereunder and provide THE REINSURER with copies of all relevant  documents.  THE REINSURER may choose not to  participate  in the contest of a contestable  claim.  THE  REINSURER  will have 10 business days to  communicate  its decision  whether to participate  in the contested  claim.  If THE
              REINSURER  chooses not to participate,  it will discharge its liability by immediately  paying to THE
              COMPANY the full amount of THE  REINSURER's  liability on the portion of the policy  reinsured  under this Agreement, regardless of any subsequent outcome of such contest.

f.       CLAIM  EXPENSES.  THE  REINSURER  will pay its  share of any  interest  paid by THE  COMPANY  on any claim payment.  In addition,  THE  REINSURER  will not pay its share of the unusual  expense of THE COMPANY
              of  investigating  and  adjudicating   contestable  claims,   including  investigation  expenses  and
              compensation   expenses  charged  by  THE  COMPANY's   Special   Investigation   Unit.  Such  Special
              Investigation  Unit expenses will not increase more than 5% per year of the current  hourly rate ($39 for 2005) of  contestable  claim  investigation.  The term "unusual  expense" shall mean all expenses of THE  COMPANY  associated  with the  contestable  claim  other  than  normal  and  customary  claim administration  expenses  that are commonly  incurred  with the normal and  customary  settlement  of non-contestable  claims.  Also, expenses incurred in connection with a dispute or contest arising out of  conflicting  claims of  entitlement  to policy  proceeds or benefits that THE COMPANY  admits are payable are not a claim  expense  under this  Agreement.  Notwithstanding  the above,  THE  REINSURER will not be liable for any portion of interest or unusual  expenses  for any period of time after THE
              REINSURER  has notified THE COMPANY of its decision not to  participate  in a contested,  compromised or litigated claim.

g.       EXTRACONTRACTUAL  DAMAGES.  In no event will THE REINSURER  participate  in  extra-contractual  damages or penalties that are awarded  against THE COMPANY as a result of an act,  omission or course of conduct committed  by THE  COMPANY  in  connection  with  the  reinsurance  or a  claim  covered  under  this
              Agreement.  The parties  recognize  that  circumstances  may arise in which equity would  require THE
              REINSURER,  to the extent permitted by law, to share  proportionately  in certain  assessed  damages.
              Such  circumstances  are difficult to define in advance,  but would generally be those  situations in which THE  REINSURER  was an active  party and agreed in writing with the act or course of conduct of
              THE COMPANY that ultimately  resulted in the assessment of damages.  If,  however,  extra-contractual damages are awarded solely or partly as a result of THE COMPANY having  contested the claim,  and THE
              REINSURER had agreed to  participate  in that contest,  then THE REINSURER will reimburse THE COMPANY for its share of the portion of the damages  awarded as a result of THE COMPANY having  contested the claim.  The Reinsurer  will not be  responsible  for  reimbursing  THE COMPANY for the portion of the damages  awarded  for any other  reason.  When the damages  awarded  are shared,  THE COMPANY and THE
              REINSURER would share such damages assessed in equitable proportions.

In witness of the above, THE COMPANY and THE REINSURER have by their respective officers executed and delivered this Agreement in duplicate on the dates indicated below, with an effective date of April 11, 2005.

------------------------------------------------------------ -------------------------------------------------------

PRUCO LIFE INSURANCE COMPANY                                  SCOTTISH RE (U.S.) INC.

By:________________________________                          By:______________________________

Title:_______________________________                        Title:_____________________________

Date:_______________________________                         Date:_____________________________

By:________________________________                         By:______________________________

Title:_______________________________                       Title:_____________________________

Date:_______________________________                        Date:_____________________________
----------------------------------------------------------- --------------------------------------------------------

                                               Amendment #3
                                                  to the
                                        AUTOMATIC AND FACULTATIVE
                               YEARLY RENEWABLE TERM REINSURANCE AGREEMENT

                                       EFFECTIVE December 15, 2003
                                                 Between
                                       PRUCO LIFE INSURANCE COMPANY
                                              (THE COMPANY)
                                                   And
                                         SCOTTISH RE (U.S.), INC.
                                             (THE REINSURER)

The parties hereby agree to the following:

Section 28, CONFIDENTIALITY, shall be replaced by the following:

     28.          CONFIDENTIALITY

         THE REINSURER and THE COMPANY agree to regard and preserve as  confidential  all  information and material  which is related to the reinsured  business  and/or  customers  that may be obtained by either party from any source as a result of this  Agreement.  Neither  party will,  without first obtaining the other party's prior written  consent  disclose to any person,  firm or  enterprise, or use for its own  benefit or for the benefit of any third  party any  Confidential  Information or Personal  Information  (as defined below).  "Confidential  Information"  includes,  but is not
         limited  to  any  and  all  financial  data,  statistics,   programs,   research,   developments,
         information  relating to insurance and financial  products,  planned or existing computer systems architecture  and  software,  data,  and  information  of  either  party as well as  third  party confidential  information to which THE COMPANY has access.  "Personal  Information"  includes all information  provided by or at the  direction  of THE COMPANY  about a customer of THE COMPANY or an  affiliate of THE  COMPANY,  including  but not limited to name,  address,  telephone  number, email address, account or policy information, and any list or grouping of customers.

         Notwithstanding the foregoing,  the provisions of this 'CONFIDENTIALITY'  section shall not apply with respect to disclosing of the Product,  the Specifications  and/or  Confidential  Information
         which is already  known to the other party or becomes  publicly  known through no wrongful act of either party;  or is received from a third party without  similar  restriction and without breach of this Agreement;  or is independently  developed by either party; or is approved for release by written  authorization  of the other party;  or is placed in or becomes part of the public domain pursuant  to or by reason of  operation  of law.  The  foregoing  exceptions  do not apply to the disclosure  of Personal  Information,  which may not be  disclosed  without THE  COMPANY's  prior written consent, except as noted elsewhere in this 'CONFIDENTIALITY' section.

         The  provisions  of this  'CONFIDENTIALITY'  section  regarding  Confidential  Information  shall survive the  termination  of the parties'  obligations  under this  Agreement for a period of two years,  and the  provisions of this  'CONFIDENTIALITY'  section  regarding  Personal  Information shall  survive  the  termination  of the  parties'  obligations  under this  Agreement  up to and including destruction of the Personal Information.

         THE REINSURER  acknowledges  that in the course of its  engagement by THE COMPANY,  THE REINSURER may  receive or have  access to  Personal  Information.  In  recognition  of the  foregoing,  THE
         REINSURER covenants and agrees that:

o        It will keep and maintain all Personal  Information  in strict  confidence,  using such degree of care as is appropriate to avoid unauthorized use or disclosure:

o        It  will  use  and  disclose  Personal  Information  solely  for  the  purposes  for  which  such information,  or access to it, is provided pursuant to the terms of this Agreement,  and will not use or disclose such  information  for THE  REINSURER's own purposes or for the benefit of anyone other than THE  COMPANY,  except that THE  REINSURER  may use Personal
                  Information for its own internal risk management;

o        It will not,  directly  or  indirectly,  disclose  Personal  Information  to anyone  outside  THE
                  REINSURER,  except with THE  COMPANY's  prior  written  consent as  permitted  under the terms  of this  Agreement.  However,  THE  REINSURER  shall  be  permitted  to  disclose
                  Personal  Information,  without the  COMPANY's  prior written  consent,  if the proposed recipient  of  Personal  Information  has  agreed in writing  to  protect  the  Personal
                  Information  to  substantially  similar  standards as the standards of this section,  in the following  circumstances:  (1) for purposes of retrocession or securitization of the reinsured  business;  (2) during the course of external  audits;  (3) to consult any tax advisor  regarding  the U.S.  federal  income tax  treatment  or tax  structure  of this
                  Agreement;  or  (4) to  subcontractors  or  affiliates  of THE  REINSURER  that  require
                  Personal Information in order to provide services to THE REINSURER.

o        It shall,  upon the earlier of (i) completion of an engagement or termination of this  Agreement,
                  (ii)  determination that it has no need for Personal  Information,  or (iii) at any time
                  THE COMPANY  requests,  dispose of all records,  electronic or otherwise  (including all backup  records  and/or  other  copies  thereof)  regarding  or  including  any Personal
                  Information  that THE  REINSURER  may  then  possess  or  control.  Notwithstanding  the preceding  sentence,  THE REINSURER may retain one copy of the Personal  Information  if it  is  required  to do so  by  applicable  law,  regulation,  or  its  written  records retention  program.  All such  Personal  Information  shall be  protected as required by this  section,  which shall  survive  termination  of this  Agreement.  Disposal  may be achieved,  at THE  COMPANY's  option,  through  prompt  delivery  of the  records to THE
                  COMPANY or  destruction  pursuant  to THE  REINSURER'S  written  policy  governing  such destruction and in a manner that renders the records  unreadable and  undecipherable  by
                  any  means.  THE  REINSURER   agrees  to  destroy  all  such  Personal   Information  at
                  expiration  of period for which it is required  to retain  Personal  Information  to the standard of this  Agreement.  Upon any  occurrence  of (i),  (ii),  or (iii) above,  THE
                  REINSURER  shall  promptly  certify in writing to THE COMPANY,  in a form  acceptable to
                  THE  COMPANY and  executed  by an  authorized  officer of THE  REINSURER,  that all such
                  Personal Information has been destroyed or returned.

         THE  REINSURER  certifies  that its  treatment  of Personal  Information  is in  compliance  with applicable  laws and/or  regulations  with  respect to privacy and data  security and that it has implemented  and  currently  maintains  an  effective  information  security  program  to protect
         Personal Information.  The information security program shall seek to reasonably:

(a)      to protect the security and confidentiality of Personal Information;
(b)      to protect  against  any  anticipated  threats or hazards to the  security or  integrity  of such
                  Personal Information; and
(c)      to protect against  unauthorized  access to,  destruction,  modification,  disclosure,  or use of
                  Personal  Information  which could result in substantial  harm or  inconvenience  to THE
                  COMPANY  or its  affiliates,  or to any person who may be  identified  by such  Personal
                  Information.

         In the event that THE REINSURER is in material  breach of any  provisions of this  provision,  it shall immediately advise THE COMPANY and take steps to remedy such breach.

         Except as required by law, THE REINSURER will not disclose  Information to third parties  without the consent of THE COMPANY;  however,  THE COMPANY  agrees that THE REINSURER  may, in the normal course of its  business,  share  Information  with  other  insurance  and  reinsurance  companies
         ("Retrocessionaires")  to the extent  necessary to retrocede  risk to the  Retrocessionaires,  so long as the  Retrocessionaires  have agreed to maintain the confidentiality of the Information on terms substantially similar to this Agreement.

         In the  event THE  REINSURER  is  required  by court  order or other  legislative,  judicial,  or administrative  process to  disclose  Information,  THE  REINSURER  agrees to provide THE COMPANY with  prompt  notice  of the order or  process  so THE  COMPANY  has an  opportunity  to obtain a protective order or other relief.

   In witness of the above, THE COMPANY and THE REINSURER have by their respective  officers  executed and delivered this Agreement in duplicate on the dates indicated  below,  with an effective date of October
   1, 2007.

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PRUCO LIFE INSURANCE COMPANY                                SCOTTISH RE (U.S.), INC.

By:________________________________                         By:______________________________

Title:_______________________________                       Title:_____________________________

Date:_______________________________                        Date:_____________________________

By:________________________________                         By:______________________________

Title:_______________________________                       Title:_____________________________

Date:_______________________________                        Date:_____________________________
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